EXHIBIT 99.1

Verso Corporation Reports First Quarter 2015 Results
MEMPHIS, Tenn., (May 15, 2015) - Verso Corporation (NYSE: VRS) today reported financial results for the first quarter of 2015. Results for the quarters ended March 31, 2015 and 2014 include:

•	Consummation of the NewPage acquisition.

•	Net sales of $806 million in the first quarter of 2015 compared to $299 million in the first quarter of 2014.

•
Adjusted EBITDA before pro forma effects of the profitability program of $44 million in the first quarter of 2015, compared to $35 million in the first quarter of 2014 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release. Also note that for a more accurate comparison of our Adjusted EBITDA, prior periods have been adjusted to exclude Bucksport and to include the historical operations of NewPage, excluding the Biron and Rumford mills.)

Overview

Verso’s net sales for the first quarter of 2015 increased $507 million, or 170%, due primarily to the addition of net sales resulting from the NewPage acquisition, compared to the first quarter of 2014.

During the first quarter of 2015, Verso recorded special items affecting operating income totaling $42 million, or $0.53 per diluted share, primarily related to integrating the legacy Verso and NewPage operations, restructuring costs associated with the NewPage acquisition and closure of the Bucksport mill. During the first quarter of 2014, special items of $22 million, or $0.40 per diluted share, were primarily attributable to $10 million of NewPage acquisition related costs and to a $12 million positive impact of our mark-to-market adjustment on hedges.

“Verso’s results for the first quarter of 2015 included a number of non-recurring expenses that resulted from completion of our NewPage acquisition on January 7, 2015, transactions associated with the acquisition, integration activities, and the previously announced closure of our Bucksport Mill in Maine,” said Verso President and Chief Executive Officer David Paterson.

“Looking at the underlying operations of the business, including the first 6 days of the year and comparing the results for the 8 mills against a pro forma quarter for the prior year, overall volume was up slightly, market pulp volume was strong, and we've seen nice increases in sheets and our specialty paper grades.  Verso’s average sales price per ton of paper increased 7% in the first quarter, the result of an improved mix of products after the NewPage acquisition.  Input costs increased over the previous quarter, mostly as a result of the continuing increase in wood costs, and we continue to optimize inventory levels.

“As we look ahead to the remainder of 2015, we continue to focus on the safety of our people, integration of the NewPage business, the achievement of synergies across the entire company, our “R-gap” process aimed at increasing efficiency and reducing costs across our manufacturing platform, and managing working capital.”

Summary Results
Results of Operations - Comparison of the First Quarter of 2015 to the First Quarter of 2014

	Three Months Ended
	March 31,
(Dollars in millions)	2015	2014
Net sales	$806	$299
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	728	302
Depreciation, amortization, and depletion	57	26
Selling, general, and administrative expenses	55	18
Restructuring charges	22	—
Total operating expenses	862	346
Operating loss	(56)	(47)
Interest expense	66	34
Other loss, net	—	10
Net loss	$(122)	$(91)

Net Sales.  Net sales for the first quarter of 2015 increased $507 million, or 170%, primarily due to the addition of net sales as a result of the NewPage acquisition, compared to the first quarter of 2014.

Sales volume for the first quarter of 2015 increased 557,000 tons, or 150%, primarily due to the addition of sales volume resulting from the NewPage acquisition.

Average sales price per ton for paper for the first quarter of 2015 increased 7% primarily due to the addition of a different mix of paper products acquired from NewPage, while average sales price per ton for pulp declined 7%.

Cost of sales.  Cost of products sold, excluding depreciation, amortization, and depletion expenses, increased $426 million, or 141%, while depreciation, amortization, and depletion expenses increased $31 million, or 119%, primarily due to incremental costs as a result of the NewPage acquisition.  Our gross margin was 9.7% for the first quarter of 2015 compared to (1.0)% for the first quarter of 2014.

Selling, general, and administrative.  Selling, general, and administrative expenses increased primarily due to incremental expenses of $37 million, or 206%, as a result of the NewPage acquisition.

Restructuring charges. Restructuring charges of $22 million during the first quarter of 2015 consist of severance and benefit costs related to efforts to integrate the legacy Verso and NewPage operations, costs incurred to generate cost savings and capture synergies across the combined company, and expenses related to the sale of the Bucksport mill.

Interest expense.  Interest expense for the first quarter of 2015 was $66 million compared to $34 million for the first quarter of 2014 reflecting the addition of the NewPage ABL Facility and NewPage Term Loan Facility, the New First Lien Notes issued in connection with the acquisition and changes resulting from the completion of the second lien and subordinated notes exchange offers.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Prior periods have been adjusted to include historical operations of NewPage, excluding the Biron and Rumford mills, and excluding Bucksport. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented as adjusted to include historical operations of NewPage, excluding the Biron and Rumford mills, and excluding Bucksport.

	As Adjusted			As Adjusted
	Three		Three	Twelve
	Months	As Adjusted	Months	Months
	Ended	Year Ended	Ended	Ended
	March 31,	December 31,	March 31,	March 31,
(Dollars in millions)	2014	2014	2015	2015
Net loss	$(137)	$(459)	$(122)	$(444)
Income tax expense (benefit)	—	(4)	—	(4)
Interest expense, net	84	253	66	235
Depreciation, amortization, and depletion	65	248	57	240
EBITDA	12	38	1	27
Adjustments to EBITDA:
Restructuring charges (1)	—	141	22	163
Integration (2)	—	—	5	5
NewPage acquisition-related costs (3)	10	63	19	72
Hedge losses (gains) (4)	12	17	(5)	—
Equity award expense (5)	(2)	13	1	16
Trademark impairment (6)	—	7	—	7
Other items, net (7)	3	10	1	8
Adjusted EBITDA before pro forma effects of profitability program	35	289	44	298
Pro forma effects of profitability program(8)				38
Adjusted EBITDA				$336

(1)	Represents costs primarily attributable to the closure of the Bucksport mill and the costs associated with reorganizing the business after the NewPage acquisition.

(2)	Represents costs associated with efforts to integrate the legacy Verso and NewPage operations, generate cost savings and capture synergies across the combined company.

(3)	Represents costs incurred in connection with the NewPage acquisition, including one-time impacts of purchase accounting.

(4)	Represents unrealized losses (gains) on energy-related derivative contracts.

(5)	Represents amortization of non-cash incentive compensation.

(6)	Represents non-cash impairment charge on trademarks.

(7)	Represents miscellaneous non-cash and other earnings adjustments.

(8)	Represents cost savings expected to be realized as part of our cost savings program, exclusive of synergies.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Verso Corporation is a leading North American producer of printing and specialty papers and pulp. Our papers are used primarily in commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral, retail inserts, label and converting, flexible packaging and technical paper applications. Our market kraft pulp is used to manufacture printing, writing, and specialty paper grades and tissue products. Headquartered in Memphis, Tennessee, with a business center in Miamisburg, Ohio, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin with a total annual paper production capacity of approximately 3.6 million tons. Additional information about Verso, including our recent acquisition of NewPage Holdings Inc., is available at www.versoco.com.

Conference Call
Verso will host a conference call on Tuesday, May 19, 2015, at 9 a.m. (EDT) to discuss first quarter results. Analysts and investors may access the live conference call by dialing 913-312-1511 or, within the U.S. and Canada only, 888-233-7976, access code 5317302. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versoco.com by navigating to the Events page, or at http://investor.versoco.com/eventdetail.cfm?EventID=159678. This release and Verso's quarterly report on Form 10-Q for the three months ended March 31, 2015, will be made available on Verso's website at investor.versoco.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 5317302. This replay will be available starting at 12 p.m. (EDT) on Tuesday, May 19, 2015 and will remain available for 14 days.
Contacts
Verso Corporation
www.versoco.com

Investor Relations
Robert P. Mundy
Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versoco.com

Media
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com

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